SERVICING AGREEMENT


                                   dated as of

                                 October 1, 1996

                                  by and among

                       AUTOINFO FINANCE OF VIRGINIA, INC.
                                    Servicer

                          AUTOINFO RECEIVABLES COMPANY
                                     Issuer

                              BANKERS TRUST COMPANY
                     Indenture Trustee and Back-Up Servicer

                                       and

                                  CRESTAR BANK
                                    Custodian

            This SERVICING AGREEMENT (the "Servicing Agreement"), dated as of October 1, 1996, is by and among AutoInfo Finance of Virginia, Inc., a Virginia corporation (the "Servicer"), AutoInfo Receivables Company, a Delaware corporation (the "Issuer"), Crestar Bank (the "Custodian") and Bankers Trust Company, a New York banking corporation, not in its individual capacity but solely as back-up servicer (in such capacity, the "Back-up Servicer"), and as indenture trustee (in such capacity, the "Indenture Trustee").

            The Issuer has entered into an Indenture dated as of October 1, 1996 (the "Indenture"), with the Indenture Trustee, and the Custodian, pursuant to which the Issuer has issued its Class A Auto Loan Backed Notes and its Class B Auto Loan Backed Notes (collectively, the "Notes").

            The Issuer and AutoInfo Finance of Virginia, Inc. (the "Company") have entered into a Loan Sale Agreement dated as of October 1, 1996 (the "Loan Sale Agreement"), providing for, among other things, the contribution and sale by the Company to the Issuer of all of its right, title and interest in and to certain Loan Assets which the Issuer is pledging to the Indenture Trustee, and in which the Issuer will be granting to the Indenture Trustee a security interest, as security for the Notes. As a precondition to the effectiveness of such Loan Sale Agreement, the Loan Sale Agreement requires that the Servicer, the Custodian, the Issuer, the Indenture Trustee and the Back-up Servicer enter into this Servicing Agreement to provide for the servicing of the Loan Assets.

            In order to further secure the Notes, the Issuer is granting to the Indenture Trustee a security interest in, among other things, the Issuer's rights derived under this Servicing Agreement and the Loan Sale Agreement, and the Servicer agrees that all covenants and agreements made by the Servicer herein with respect to the Loan Assets shall also be for the benefit and security of the Indenture Trustee, MBIA and all holders from time to time of the Notes. For its services under this Servicing Agreement, the Servicer, the Back-up Servicer, the Indenture Trustee and the Custodian will receive the compensation described herein or in the Indenture.

                                   ARTICLE ONE

                                   DEFINITIONS

            Section 1.01 Defined Terms.

            Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Servicing Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture or, if not defined therein, in the Loan Sale Agreement.

            "Annual Percentage Rate or APR": With respect to a Loan Contract, the rate per annum of finance charges stated in such Loan Contract as the "annual percentage rate" (within the meaning of the Federal Truth-in-Lending
Act); provided, however, that if after the Closing Date, the rate per annum with respect to a Receivable as of the Closing Date is reduced as a result of

(i) an insolvency proceeding involving the Obligor or (ii) the Soldiers' and Sailors' Civil Relief Act of 1940, the Annual Percentage Rate or APR shall refer to such reduced rate.

            "Back-up Servicer": shall initially mean Bankers Trust Company, until a successor Person shall have become the Back-up Servicer pursuant to the applicable provisions of this Servicing Agreement, and thereafter "Back-up Servicer" shall mean such successor Person.

            "Back-up Servicer Officer": shall mean any Responsible Officer of the Indenture Trustee.

            "Collection Records": shall mean all manually prepared or computer generated records relating to collection efforts or payment histories with respect to the Loan Contracts.

            "Company": shall mean AutoInfo Finance of Virginia, Inc. and all successors thereto in accordance with the terms of the Loan Sale Agreement.

            "Credit and Collection Policy": shall mean the credit extension policies and procedures maintained by the Servicer and the administration and collection practices maintained by the Servicer as in effect on the Closing Date, as set forth in Exhibit C hereto.

            "Eligible Servicer": shall mean AutoInfo Finance of Virginia, Inc., the Back-Up Servicer or any Person that (i) (A) is satisfactory to the Indenture Trustee and MBIA, (B) services not less than $25,000,000 in aggregate outstanding principal amount of sub-prime auto paper and (C) has a net worth of not less than $1,000,000, which at the time of its appointment as Servicer, (ii) is servicing a portfolio of motor vehicle retail installment sales contracts and/or motor vehicle installment loans, (iii) is legally qualified and has the capacity to service the Loan Contracts, (iv) has demonstrated the ability professionally and competently to service a portfolio of motor vehicle retail installment sales contracts and/or motor vehicle installment loans similar to the Loan Contracts with reasonable skill and care, and (v) is qualified and entitled to use, pursuant to a license or other written agreement, and agrees to maintain the confidentiality of, the software which the Servicer uses in connection with performing its duties and responsibilities under this Servicing Agreement or otherwise has available software which is adequate to perform its duties and responsibilities under this Servicing Agreement.

            "Falk": shall mean Falk Finance Company.

            "Indenture": shall mean the Indenture, dated as of October 1, 1996 by and among the Issuer, the Indenture Trustee and the Custodian, as amended from time to time in accordance with the terms thereof.

            "Indenture Trustee": shall mean Bankers Trust Company, until a successor Person shall have become the Indenture Trustee pursuant to the applicable provisions of the Indenture, and thereafter "Indenture Trustee" shall mean such successor Person.

            "Insurance Agreement Event of Default" shall mean an "Event of Default" as such term is defined in the Insurance Agreement.


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

            "Issuer": shall mean AutoInfo Receivables Company and all successors thereto in accordance with the terms of the Indenture.

            "Loan Sale Agreement": shall mean the Loan Sale Agreement, dated as of October 1, 1996 by and between the Company and the Issuer, as amended from time to time in accordance with the terms thereof.

            "Lockbox Account": An account maintained on behalf of the Indenture Trustee by the Lockbox Bank pursuant to Section 3.03.

            "Lockbox Agreement": Lockbox Agreement dated as of October 11, 1996 by and among the Lockbox Bank and the Servicer, as amended, modified or supplemented, or any other agreement, in form and substance acceptable to the Issuer and MBIA.

            "Lockbox Bank": Crestar Bank, Richmond, Virginia or any other depository institution named by the Servicer and acceptable to the Issuer and so long as an MBIA Default shall not have occurred and be continuing, MBIA.

            "Monthly Records": All records and data maintained by the Servicer with respect to the Loan Contracts, including the following with respect to each Loan Contract; the account number; Obligor name; Obligor address; Obligor home phone number; original Loan Balance; original term; Annual Percentage Rate; current Loan Balance; current remaining term; origination date; first payment date; final scheduled payment date; next payment due date; date of most recent payment; collateral description; days currently delinquent; amount of Scheduled Payment; and past due late charges.

            "Monthly Servicer's Report": shall mean the report prepared by the Servicer pursuant to Section 4.01 hereof and substantially in the form of Exhibit A hereof.

            "Officer's Certificate": shall mean a certificate signed by the Chairman of the Board, the Vice-Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Servicer.

            "Request for Release of Documents": shall mean the request prepared by the Servicer substantially in the form of Exhibit B hereto.

            "Servicer": shall mean AutoInfo Finance of Virginia, Inc., until a successor Person shall have become the Servicer pursuant to the applicable provisions of this Servicing Agreement, and thereafter "Servicer" shall mean such successor Person.

            "Servicer Default": shall mean any occurrence or circumstance which with notice or the lapse of time or both would be a Servicer Event of Default under this Servicing Agreement.

            "Servicer Event of Default": shall mean each of the occurrences or circumstances enumerated in Section 6.01 hereof.

            "Servicer State of Incorporation": shall mean the state of incorporation of the Servicer, which, as of the Closing Date, is the State of Virginia.


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

            "Servicer Termination Notice": shall mean the notice described in
Section 6.01 hereof.

            "Servicing Agreement": shall mean this Servicing Agreement, and all amendments hereto.

            "Servicing Officer": shall mean those officers of the Servicer involved in, or responsible for, the administration and servicing of the Loan Contracts, as identified on the list of Servicing Officers furnished by the Servicer to the Indenture Trustee, the Back-up Servicer, and MBIA from time to time.

            "Sub-Servicer": Any Person with whom the Servicer enters into a Sub-Servicing Agreement.

            "Sub-Servicing Agreement": Any written contract between the Servicer and any Sub-Servicer as set forth in Section 3.10 hereof, relating to servicing, administration or collection on the Loan Contracts as provided in Article 3.

                                   ARTICLE TWO

                      SERVICER REPRESENTATIONS AND WARRANTS

            Section 2.01 Representations and Warranties.

            The Servicer makes the following representations and warranties to the Indenture Trustee and MBIA as of the Closing Date, which shall survive the Closing Date:

            (a) The Servicer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Virginia and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state in which a Vehicle is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Servicer and perform its obligations as Servicer hereunder; the Servicer has the power and authority to execute and deliver this Servicing Agreement and to perform in accordance herewith; the execution, delivery and performance of this Servicing Agreement by the Servicer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Servicer. This Servicing Agreement evidences the valid, binding and enforceable obligation of the Servicer, and all requisite action has been taken by the Servicer to make this Servicing Agreement valid, binding and enforceable upon the Servicer in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other, similar laws relating to or affecting creditors' rights generally or the application of equitable principles in any proceeding, whether at law or in equity;

            (b) All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any Federal, state or other governmental authority or agency (other than any such actions, approvals, etc. under any state securities laws, real estate


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

syndication or "Blue Sky" statutes, as to which the Servicer makes no such representation or warranty), that are necessary in connection with the execution and delivery by the Servicer of the documents to which it is a party, have been duly taken, given or obtained, as the case may be, are in full force and effect, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by each of this Servicing Agreement, the Indenture, the Insurance Agreement and the other documents on the part of the Servicer and the performance by the Servicer of its obligations as Servicer under this Servicing Agreement and such of the other 4s to which it is a party;

            (c) The consummation of the transactions contemplated by this Servicing Agreement will not result in the breach of any terms or provisions of the charter or by-laws of the Servicer or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other material instrument to which the Servicer or its property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

            (d) There is no action, suit, proceeding or investigation pending or, to the best of the Servicer's knowledge, threatened against the Servicer which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Servicer or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer or which would draw into question the validity of this Servicing Agreement or the Loan Contracts or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this Servicing Agreement; the Servicer has no liability and foresees no liability in the future arising from the suit entitled Chisolm v. Charlie Falk's Auto Wholesale, Inc., case # 2:93-CV-632, E.D. Virginia and the stipulation with respect thereto filed September 29, 1994.

            (e) The Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Servicer or its properties or might have consequences that would materially and adversely affect its performance hereunder;

            (f) The Loan Contract Files for each Loan Contract have been transferred to the Custodian pursuant to the terms of this Servicing Agreement, the Loan Sale Agreement or the Indenture.

            (g) The Servicer is not an investment company which is required to register under the Investment Company Act of 1940, as amended.

            (h) The Servicer has serviced the Loan Contracts and Vehicles in a manner consistent with industry standards for sub-prime motor vehicle loans and motor vehicles similar to the Loan Contracts and Vehicles, and in any event in a prudent and commercially reasonable


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

manner, and has conducted its servicing operations in a manner consistent with industry standards for servicing of sub-prime automobile loan portfolios.

                                  ARTICLE THREE

                 ADMINISTRATION AND SERVICING OF LOAN CONTRACTS

            Section 3.01 Responsibilities of Servicer.

            (a) The Servicer, for the benefit of MBIA and the Noteholders, shall be responsible for, and shall, in accordance with its customary servicing procedures, pursue the managing, servicing, administering, enforcing and making of collections on the Loan Contracts, the Vehicles and any Insurance Policies, the enforcement of the Indenture Trustee's security interest in the Loan Contracts and the Vehicles Granted and assigned pursuant to the Indenture, the sale and repossession of a Vehicle upon default of the related Loan Contract and the enforcement of all other remedies under the Loan Contracts, in accordance with the standards and procedures set forth in this Servicing Agreement and any related provisions of the Indenture and the Loan Sale Agreement. The Servicer's responsibilities shall include collecting and posting of all payments, responding to inquiries of Obligors, investigating delinquencies, sending payment statements to Obligors, complying with the terms of the Lockbox Agreement, accounting for collections and furnishing monthly and annual statements to the Back-up Servicer, the Indenture Trustee, MBIA, the Rating Agencies and the Noteholders with respect to payments, providing appropriate federal income tax information to the Indenture Trustee for use in providing information to the Noteholders or MBIA, maintaining Insurance Policies, and maintaining the perfected security interest of the Indenture Trustee in the Trust Estate. The Servicer (at its expense), acting alone or through a Sub-Servicer, shall have full power and authority, acting at its sole discretion, to do any and all things in connection with such managing, servicing, administration, enforcement, collection and sale of the Vehicles that it may deem necessary or desirable, including the prudent delegation of such responsibilities. Without limiting the generality of the foregoing, the Servicer, in its own name or in the name of a Sub-Servicer, shall, and is hereby authorized and empowered by the Indenture Trustee, subject to Section 3.02 hereof, to execute and deliver (on behalf of itself, the Noteholders, the Indenture Trustee or any of them) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Loan Contracts and any files or documentation pertaining to the Loan Assets. The Servicer, acting alone or through a Sub-Servicer, also may, in its sole discretion, waive any late payment charge or penalty, or any other collection fees that may be payable in the ordinary course of servicing any Loan Contract. Notwithstanding the foregoing, neither the Servicer, nor any Sub-Servicer, shall, except pursuant to a judicial order from a court of competent jurisdiction, or as otherwise expressly provided in this Servicing Agreement, release or waive the right to collect the Scheduled Payments or any unpaid balance on any Loan Contract. The Indenture Trustee shall, at the expense of the Servicer, furnish the Servicer, or at the request of the Servicer, any Sub-Servicer, with any powers of attorney and other documents necessary or appropriate to enable the Servicer or Sub-Servicer to carry out its servicing and administrative duties hereunder, and the Indenture Trustee shall not be responsible for the Servicer's or Sub-Servicer's application thereof. Notwithstanding the appointment by the Servicer of a Sub-Servicer hereunder, the Servicer shall remain primarily liable for the full performance of its obligations hereunder.


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

            (b) The Servicer (or a Sub-Servicer) shall conduct any Loan Contract management, servicing, administration, collection or enforcement actions in the following manner:

                      (i) The Servicer, as agent for and on behalf of the
            Issuer, with respect to any Defaulted Loan Contract shall follow the Credit and Collection Policy and such practices and procedures as are normal and consistent with the Servicer's standards and procedures relating to its own motor vehicle loan contracts, and interests in motor vehicles that are similar to the Loan Contracts and the Vehicles, and in any event, consistent with the standard of care described in Section 3.02 hereof, including without limitation, the taking of appropriate actions to foreclose or otherwise liquidate any such Defaulted Loan Contract, together with the related Vehicle, to collect any Guaranty Amounts, and to enforce the Issuer's rights under the Loan Sale Agreement. All gross Recoveries in respect of any such Loan Contract and the related Vehicle received by the Servicer shall be remitted to the Indenture Trustee for deposit in the Collection Account pursuant to Section 3.03 hereof.

                     (ii) The Servicer may sue to enforce or collect upon Loan
            Contracts as agent for the Noteholders and the Trust Estate and for the benefit of MBIA. If the Servicer elects to commence a legal proceeding to enforce a Loan Contract, the act of commencement shall be deemed to be an automatic assignment of the Loan Contract to the Servicer for purposes of collection only, and a Servicing Officer shall deliver by facsimile a Request for Release of Documents, substantially in the form of Exhibit B hereto, to the Custodian requesting delivery to the Servicer of the Loan Contract File and/or the related Certificate of Title or Application for Certificate of Title, as applicable. Upon receipt of such delivery request, the Custodian shall release such Loan Contract File, the related Certificate of Title, and/or the Application for Certificate of Title, as applicable, to the Servicer within 48 hours of receipt of such request (receipt being deemed to have occurred upon confirmation of facsimile transmission). All documents contained in the Loan Contract File shall be conspicuously stamped prior to release to the Servicer to show the sale of the Loan Contracts to the Issuer and the security interest of the Indenture Trustee therein. Upon release of such items, the Servicer is authorized to execute an instrument in satisfaction of such Loan Contract and to do such other acts and execute such other documents it deems necessary to discharge the Obligor thereunder and release any security interest in the Vehicle related thereto. The Servicer shall determine in accordance with the standard of care described in
            Section 3.02 hereof, when a Loan Contract has been paid in full. If in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Loan Contract on the ground that it is not a real party in interest or a holder entitled to enforce the Loan Contract, then the Indenture Trustee on behalf of the Noteholders and MBIA shall, at the Servicer's request and expense, take such steps as the Servicer or the Issuer deems necessary, and the Servicer shall instruct the Indenture Trustee in writing to enforce the Loan Contract, including bringing suit in its name or the name of the Issuer, as beneficial owner of the Loan Contract, or in the names of the Noteholders or MBIA, as third party beneficiaries thereunder, and the Indenture Trustee shall be indemnified by the Servicer for any such action taken; provided, however, that if


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

            a Servicer Event of Default shall have occurred and is continuing, MBIA, so long as an MBIA Default has not occurred and is continuing, shall direct the Indenture Trustee with respect to the enforcement of the Loan Contract; provided further that neither the Indenture Trustee nor the Servicer shall bring suit naming the Noteholders or MBIA without the prior written consent of MBIA so long as no MBIA Default shall have occurred and be continuing.

                    (iii) The Servicer shall exercise any rights of recourse
            against third parties that exist with respect to any Loan Contract in accordance with the Servicer's usual practice and in any event, consistent with the standard of care described in Section 3.02 hereof. In exercising recourse rights, the Servicer is authorized on the Indenture Trustee's behalf to reassign the Loan Contract to the person against whom recourse exists to the extent necessary, and at the price set forth in the document creating the recourse. The Servicer will not reduce or diminish such recourse rights, except to the extent that it exercises such right;

                     (iv)  [Reserved]

                      (v) The Servicer may waive, modify or vary any terms of
            any Loan Contract or consent to the postponement of strict compliance with any such term if in the Servicer's reasonable and prudent determination such waiver, modification or postponement is necessary to avoid a default on such Loan Contract or will maximize the amount to be received with respect to such Loan Contract, or is otherwise not materially adverse to the Noteholders or MBIA; provided, however, that (A) the Servicer shall not forgive any Scheduled Payment and (B) the Servicer shall not (1) permit any modification with respect to any Loan Contract that would decrease the Scheduled Payment or the annual percentage rate, (2) defer a total of more than two Scheduled Payments for any Loan Contract and provided, further, that any such extension does not extend the final Scheduled Payment on such Loan Contract beyond six months immediately preceding the Stated Maturity of the Class A Notes, (3) reduce the Loan Balance (except in connection with actual payments attributable to such Loan Balance), or (4) prevent the complete amortization of the Loan Balance from occurring by six months preceding the Stated Maturity Date of the Class A Notes. The Servicer shall provide the Back-Up Servicer, MBIA and the Indenture Trustee with an amendment to the Loan Schedule reflecting any modification of any Scheduled Payment;

                     (vi) The Servicer shall not consent to the termination of
            any Loan Contract in connection with loss of or damage to the related Vehicle unless the Obligor has paid an amount not less than an amount equal to the Loan Balance of such Loan Contract plus any accrued interest thereon, or if less, the maximum amount legally collectible under the related Loan Contract.

                    (vii) In the event that the Servicer or any Sub-Servicer in the enforcement of any Loan Contract takes possession of a Vehicle from an Obligor, the Servicer shall use its best efforts to sell such Vehicle promptly and consistent


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            with the standard of care set forth in Section 3.02 hereof. Any
            Recoveries related thereto shall be deposited in accordance with
            Section 3.03 hereof;

                   (viii) Notwithstanding any provision to the contrary contained in this Servicing Agreement, the Servicer or any Sub-Servicer shall use its best efforts to exercise any right under a Loan Contract to accelerate the unpaid Scheduled Payments due, or to become due, thereunder in such a manner as to maximize the net proceeds available to the Trust Estate; provided, however, that the Servicer will not accelerate any Scheduled Payment unless permitted to do so by the terms of the Loan Contract or under applicable law; and

                     (ix) If an Obligor makes a partial prepayment, such
            prepayment shall be applied to reduce the Loan Balance of the related Loan Contract when received and such Obligor may defer payment of as many as the two next succeeding Scheduled Payments, provided that the partial prepayment was in an amount at least equal to the Scheduled Payments deferred.

            (c) The Servicer shall not make any material change to its Credit and Collection Policy without the prior written consent of MBIA.

            (d) With respect to any part of the Loan Contract Files in possession of the Servicer, the Servicer shall hold such items together with any and all other documents that the Servicer would keep on file with respect to a loan contract held for its own account in its capacity as Servicer for the benefit of the Issuer, the Indenture Trustee, MBIA and the Noteholders. Such possession by the Servicer is for the sole purpose of servicing the related Loan Contract. Such items together with any and all other documents that the Servicer would keep on file with respect to a loan contract held for its own account shall be held and maintained by the Servicer at the offices of the Servicer located at the address of the Servicer set forth in Section 8.04 hereof and in accordance with the standard of care set forth in Section 3.02 hereof. In addition, such items shall be segregated from other loan contracts and related documents in the Servicer's possession that are not part of the Trust Estate. Any document in the Loan Contract File held by the Servicer shall be conspicuously stamped with a legend stating "Assigned to and the Property of AutoInfo Receivables Company and pledged to Bankers Trust Company as Indenture Trustee on behalf of the Noteholders and MBIA".

            Section 3.02 Servicer Standard of Care.

            In managing, administering, servicing, enforcing and making collections on the Loan Contracts and the Vehicles pursuant to this Servicing Agreement, the Servicer will exercise that degree of skill and care consistent with industry standards for the servicing of sub-prime motor vehicle loan portfolios, and that which the Servicer customarily exercises with respect to similar sub-prime motor vehicle loan contracts and interests in motor vehicle loans owned or originated by it in accordance with the Credit and Collection Policy, and in any event, in a prudent and commercially reasonable manner. The Servicer shall punctually perform all of its obligations and agreements under this Servicing Agreement and shall comply with all applicable Federal and state laws and regulations, shall maintain all state and Federal licenses and franchises necessary for it to perform its servicing responsibilities hereunder, and shall not materially impair the rights of MBIA or the Noteholders in any Loan Contracts or payments thereunder.


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

            Section 3.03 Accounts.

            (a) Lockbox Account. (i)(A) Prior to the Closing Date, the Servicer shall (1) establish and maintain the Lockbox Account, (2) enter into the Lockbox Agreement and (3) within 10 Business Days of the Closing Date, notify the related Obligors to remit all payments with respect to the Loan Contracts to the Lockbox Account. If, at any time, the Lockbox Account ceases to be maintained at the Lockbox Bank, the Servicer shall within ten Business Days of obtaining actual knowledge of such cessation establish a new lockbox account which shall be an Eligible Account with a new Lockbox Bank, transfer any cash


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